As filed with the Securities and Exchange Commission on November 17, 2016
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Alon USA Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware		74-2966572
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
12700 Park Central Drive, Suite 1600 Dallas, Texas 75251
(Address, including zip code of Registrant’s principal executive offices)
Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan
(Full title of the plan)
Paul Eisman President and Chief Executive Officer Alon USA Energy, Inc. 12700 Park Central Drive, Suite 1600 Dallas, Texas 75251 (972) 367-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
James Ranspot Senior Vice President, General Counsel and Secretary Alon USA Energy, Inc. 12700 Park Central Drive, Suite 1600 Dallas, Texas 75251 (972) 367-3600
_________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000	$8.28	$4,140,000	$479.83

(1)
Represents shares of common stock, par value $0.01 per share (the “Common Stock”) of Alon USA Energy, Inc. (the “Registrant”) reserved for issuance under the Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2)
The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported on the New York Stock Exchange on November 11, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ending December 31, 2015, filed with the Commission on February 26, 2016.

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2016, filed with the Commission on May 9, 2016; June 30, 2016, filed with the Commission on August 2, 2016; and September 30, 2016, filed with the Commission on October 31, 2016.

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 4, 2016; April 21, 2016; May 5, 2016 (excluding any information furnished pursuant to Item 2.02 and Item 9.01 of such Current Report on Form 8-K); June 3, 2016; July 19, 2016; and October 17, 2016.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above

(e)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 12, 2005.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.
As permitted by Delaware law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.
As permitted by Delaware law, the Registrant’s certificate of incorporation provides that the Registrant:

•	is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	may indemnify other of its employees and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•
is required to advance expenses (including without limitation, attorneys' fees), as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	may advance expenses, as incurred, to other of its employees and agents in connection with a legal proceeding; and

•	is not limited to the rights conferred in its certificate of incorporation.
The Registrant has entered into Indemnification Agreements with each of its directors and officers to give these directors and officers contractual assurances regarding the scope of the indemnification set forth in its certificate of incorporation and to provide additional procedural protections.
The indemnification provisions in the Registrant’s certificate of incorporation and the Indemnification Agreements entered into with its directors and officers may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act.
Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents.
The Registrant and its subsidiaries are covered by liability insurance policies which indemnify its and its subsidiaries’ directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers, or trustees, subject to limitations and conditions as set forth in the policies.
The foregoing discussion of the Registrant’s certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on November 17, 2016.

ALON USA ENERGY, INC.

By:	/s/ Paul Eisman
Name: Paul Eisman
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shai Even and James Ranspot, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated:	November 17, 2016	/s/ Paul Eisman
Paul Eisman
President and Chief Executive Officer
(Principal Executive Officer)

Dated:	November 17, 2016	/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

Dated:	November 17, 2016	/s/ Ezra Uzi Yemin
Ezra Uzi Yemin
Chairman of the Board

Dated:	November 17, 2016	/s/ Ilan Cohen
Ilan Cohen
Director

Dated:	November 17, 2016	/s/ Assaf Ginzburg
Assaf Ginzburg
Director

Dated:	November 17, 2016	/s/ Frederec Green
Frederec Green
Director

Dated:	November 17, 2016	/s/ Ron W. Haddock
Ron W. Haddock
Director

Dated:	November 17, 2016	/s/ William J. Kacal
William J. Kacal
Director

Dated:	November 17, 2016	/s/ Zalman Segal
Zalman Segal
Director

Dated:	November 17, 2016	/s/ Mark D. Smith
Mark D. Smith
Director

Dated:	November 17, 2016	/s/ Avigal Soreq
Avigal Soreq
Director

Dated:	November 17, 2016	/s/ Franklin R. Wheeler
Franklin R. Wheeler
Director

Dated:	November 17, 2016	/s/ David Wiessman
David Wiessman
Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Second Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ending March 31, 2012, filed May, 9 2012).

4.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed February 4).

4.3
Indenture related to the 3.00% Convertible Senior Notes due 2018, dated as of September 16, 2013, among Alon USA Energy, Inc. and U.S. Bank National Association, as trustee (including form of 3.00% Convertible Senior Note due 2018) (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form
8-K, filed September 16, 2013).

4.8*	Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan.

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.3*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to the Registration Statement).
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*	Filed herewith.